Exhibit 99.1

              Vignette Extends Share Repurchase Program

    AUSTIN, Texas--(BUSINESS WIRE)--Nov. 5, 2007--Vignette (NASDAQ:
VIGN), a leading provider of Next-Generation Web solutions, today announced its Board of Directors has extended the share repurchase program it began in November, 2006. Vignette has already purchased $75 million of common stock under its initial program, which equates to roughly 14 percent of shares outstanding.

    The Board authorized the purchase of an additional $75 million of common stock under the new program over an indefinite period of time. Purchases will be made as market and business conditions warrant, in open market, negotiated or block transactions, in accordance with applicable laws, rules and regulations.

    "We fully executed on the initial buyback program," said Mike Aviles, president and chief executive officer at Vignette. "We remain confident in our business and in our ability to generate positive cash flow. This share repurchase authorization demonstrates our commitment to drive long-term value for our shareholders and preserves our flexibility to make both operational and strategic investments in our company."

    About Vignette

    Vignette helps organizations improve interactions with customers, partners and associates by delivering highly personalized, interactive online experiences. Our early content management and delivery tools laid the groundwork for some of the Web's most popular sites. Today, our award-winning Next-Generation Web solution powers some of the world's most recognizable online brands and enables organizations to have more meaningful online interactions. Our Imaging and Workflow solution adds the ability to deliver and manage online and offline document-driven customer transactions. Vignette is headquartered in Austin, Texas with operations worldwide. Visit www.vignette.com.

    FORWARD-LOOKING STATEMENTS

    The statements contained in this press release that are not purely historical are forward-looking statements including statements regarding the Company's expectations, beliefs, hopes, intentions or strategies regarding the future. Forward-looking statements include statements regarding Vignette's products, future sales, market growth and competition. All forward-looking statements included in this press release are based upon information available to the Company as of the date hereof, and the Company assumes no obligation to update any such forward-looking statement. Actual results could differ materially from the Company's current expectations. Factors that could cause or contribute to such differences include, but are not limited to, Future Losses, Limited Operating History, Fluctuation of Quarterly Revenues and Operating Results, Acquisition Integration, Competition, Dependence on a Small Number of Large Orders, Lengthy Sales Cycle and Product Implementation, Market Awareness of Our Product, Rapid Changes in Technology and New Products, and other factors and risks discussed in the Company's reports filed from time to time with the Securities and Exchange Commission.

    Vignette and the V Logo are trademarks or registered trademarks of Vignette Corp. in the United States and other countries.

    All other names are the trademarks or registered trademarks of their respective companies.

    CONTACT: Vignette
             Investors:
             Pat Kelly, 512-741-4727
             Chief Financial Officer
             pat.kelly@vignette.com
             or
             Media:
             David Tishgart, 512-741-4871
             Senior Manager, Public Relations
             david.tishgart@vignette.com